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                                                                     Exhibit 5.1


                                December 4, 1995

CommNet Cellular Inc.
5990 Greenwood Plaza Boulevard, Suite 300
Englewood, CO  80111

          Re: Registration Statement on Form S-8 covering offering of 60,000 shares of Common Stock of CommNet Cellular Inc.

Ladies and Gentlemen:

          I am General Counsel for CommNet Cellular Inc., a Colorado corporation (the "Company"), and in such capacity have examined the Company's Registration Statement on Form S-8 (the "Registration Statement"), being filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering of a maximum of 60,000 shares (the "Shares") of the Company's Common Stock, to be issued pursuant to a Stock Option Agreement dated September 19, 1995 (the "Stock Option"). I am familiar with the proceedings undertaken by the Company in connection with the authorization of the Stock Option and the authorization, issuance and sale of the Shares. Additionally, I have examined such questions of law and fact as I have considered necessary or appropriate for purposes of this opinion.

          Based on the foregoing, I am of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor as contemplated by the Stock Option, will be validly issued, fully paid and nonassessable.

          I hereby consent to your filing this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    /s/ AMY M. SHAPIRO

                                    Amy M. Shapiro
                                    Senior Vice President
                                    and General Counsel